Exhibit 23.9

Consent of Michael G. Hester

Reference is made to the Registration Statement on Form S-8 and any amendments thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Michael G. Hester, consent to (i) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated effective January 11, 2021, entitled “Unconstrained Feasibility Study, NI 43-101 Technical Report on the Camino Rojo Gold Project Municipality of Mazapil, Zacatecas, Mexico” (the “Technical Report”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me; (ii) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of the mineral reserve and mineral resource estimates for the Camino Rojo Oxide Mine as at December 31, 2022 (together with the Technical Report, the “Technical Disclosure”); and (iii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Disclosure or the Registration Statement, including any amendments or supplements thereto.

/s/ Michael G. Hester
Michael G. Hester, FAusIMM

Dated: May 24, 2023